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                                  EXHIBIT 99.1

                 IVIVI TECHNOLOGIES AND RECOVERCARE, LLC SIGN A
              DISTRIBUTION AGREEMENT FOR THE U.S. WOUND CARE MARKET

MONTVALE, NJ - DECEMBER 23, 2008 - Ivivi Technologies, Inc. (NASDAQ:IVVI), a leader in non-invasive, electrotherapy systems, and RecoverCare, a nationwide leader in the chronic wound care field, today announced that they have signed a definitive agreement granting RecoverCare the exclusive right to distribute, sell and rent certain of Ivivi's targeted pulsed electromagnetic field (tPEMF(TM)) products for the reduction of pain and edema in chronic and acute wounds into long term acute care hospitals (LTACHs) in the United States. RecoverCare was also granted the non-exclusive right to sell and distribute certain of the Company's products for the reduction of pain and edema in chronic and acute wounds in acute care facilities and Veterans Administration long term care facilities in the United States. Ivivi previously announced a non-binding term sheet with RecoverCare on October 24, 2008.

Under the definitive agreement, RecoverCare will purchase Ivivi's Roma(3)(TM) units, including the single patient use applicators, and Ivivi's Torino II(TM) products. Ivivi, in turn, will provide warranty support for the Products in accordance with Ivivi's standards and policies set forth in the agreement and reimbursement of certain expenses. In addition, Ivivi will receive a specified revenue share based on RecoverCare's gross profits on the Roma(3)(TM) units, subject to certain minimums. RecoverCare will also take over certain current Ivivi accounts in the markets previously mentioned for which Ivivi will retain a specified revenue share. The definitive agreement has a three-year initial term. The agreement was entered into December 18, 2008 and will be effective with respect to distribution and revenue sharing as of January 1, 2009.

The Company's Roma3(TM) and Torino II(TM) tPEMF(TM) products, which recently received FDA 510(k) clearance, are indicated for the adjunctive use in the palliative treatment of post-operative pain and edema in superficial soft tissue.

Jon Winer, Chief Executive Officer of RecoverCare, LLC commented, "We have been impressed with the documented clinical evidence and cost savings of the Ivivi products in the field of wound care. We believe that with the addition of the Ivivi products, RecoverCare has the ability to offer our current and prospective health care providers a unique and comprehensive wound care and pain management solution package."

"We are excited to be working with RecoverCare in the wound care marketplace," commented David Saloff, Executive Vice President, Chief Business Development Officer. "We expect that RecoverCare's nationwide reputation and penetration with long-term acute care and other provider groups will greatly enhance the ability for Ivivi's products to gain market share and enable us to better focus our resources."
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IVIVI TECHNOLOGIES, INC.
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Steven Gluckstern, Chairman, President and Chief Executive Officer, added, "This agreement is further validation of our strategy to establish partnerships with sales and marketing leaders in each of our target markets. The distribution partnership model not only reduces our expenses, but may provide a more cost effective approach to helping a larger number of patients benefit from tPEMF(TM) therapy than would otherwise be possible in the near term."

Ivivi plans to file a Current Report on Form 8-K with the United States Securities and Exchange Commission today containing a more detailed description of the parties' rights and obligations under the agreement.

ABOUT IVIVI TECHNOLOGIES, INC.
Based in Montvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform, with a primary focus on developing treatments for cardiovascular disease. Ivivi's research and development activities are focused specifically on targeted pulsed electromagnetic field, or tPEMF(TM) technology, which, by creating a therapeutic electrical current in injured soft tissue, is believed to modulate biochemical and physiological healing processes to help reduce related pain and inflammation. The Company's most recent clinical studies have shown reductions in anginal pain and increases in blood flow to the heart in certain cardiac patients; however, additional studies are required in this area. The Company expects to develop new tPEMF(TM) devices and to seek strategic partners to pursue the cardiac market and others, such as osteoarthritis, neurology and other inflammatory-related conditions if FDA marketing approvals or clearances can be achieved in these areas.

ABOUT RECOVERCARE
RecoverCare delivers wound care, bariatric care and safe patient handling solutions to healthcare facilities nationwide and Canada via 80-plus service centers. The company serves acute care and long-term acute care hospitals, skilled nursing facilities, rehabilitation hospitals, hospice, and home care patients. RecoverCare's product lines include therapeutic mattresses for wound care, bariatric equipment for care of obese patients and specialty beds and patient transfer equipment for safe patient handling. In addition to providing just-in-time equipment rental programs, RecoverCare also supplies clinical expertise and procurement flexibility to deliver cost efficient, clinically effective patient outcomes. The company also manufactures bariatric beds and safe enclosure bed systems under the Camtec division, and patient lifts and transfer devices under the T.H.E. division. RecoverCare is nationally headquartered in Radnor, PA, and has regional operations centers in Bensalem, PA, Tampa, FL, Olathe, KS, and Houston, TX. For more information, log on to www.recovercare.com.


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IVIVI TECHNOLOGIES, INC.
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FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to strategic partnerships and future sales. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended March 31, 2008. The Company assumes no obligation to update the information contained in this press release.

INVESTOR RELATIONS CONTACT:
---------------------------
Cameron Associates
Alison Ziegler or Lester Rosenkrantz;               Deanne Eagle for Media
212-554-5469                                        212-554-5463
Alison@cameronassoc.com                             DEANNE@CAMERONASSOC.COM

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